                                                                      Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.89 IN THIRD QUARTER;
ON TRACK FOR RECORD EARNINGS IN 2005

LAKE FOREST, Ill., Oct. 28, 2005 -- Brunswick Corporation (NYSE: BC) reported today net earnings of $88.4 million, or $0.89 per diluted share, for the third quarter of 2005, compared with net earnings of $72.9 million, or $0.75 per diluted share, for the year-ago quarter. The company said diluted earnings per share include $0.16 and $0.10 in the third quarters of 2005 and 2004, respectively, from tax-related items, discussed below.
“We reported a good third quarter with sales up 13 percent. When you factor in the combined effects of high fuel prices, lower consumer confidence and two hurricanes, we are very pleased with our results,” commented Brunswick Chairman and Chief Executive Officer George W. Buckley. “Sales growth was driven by strong contributions from Brunswick New Technologies, good performance from our marine businesses, as well as acquisitions completed since the end of 2004. Excluding acquisitions, our organic sales growth was 7 percent, led by significant gains from some of our most established boat brands. Operating earnings rose 7 percent in the third quarter, and operating margins declined slightly by 40 basis points to 7.4 percent. This was primarily due to higher investment spending to expand our global manufacturing footprint and to develop new products, the shift in product mix to low-emission outboard engines, and the impact of lower production rates to maintain pipeline inventories at healthy levels as we enter the off-season.”
“From a balance sheet perspective, we ended the quarter in excellent shape,” Buckley added. “Debt-to-total capital was 26.9 percent at quarter end, compared with 30.7 percent a year earlier. For the first nine months of 2005, we generated $164.5 million of free cash flow. With cash totaling $535.9 million at quarter end, we have significant financial flexibility to invest in our core businesses, to make acquisitions and to repurchase stock.” The company said that during the third quarter of 2005, it repurchased 375,000 shares of Brunswick common stock at an average price of $41.90 per share. To date in the fourth quarter of 2005, the company has repurchased an additional 1 million shares of common stock at an average price of $37.80 per share.

Third Quarter Results
For the quarter ended Sept. 30, 2005, net sales increased 13 percent to $1,434.6 million, up from $1,273.2 million a year earlier. Operating earnings rose 7 percent to $105.9 million compared with $99.3 million in the year-ago quarter, and operating margins were down slightly to 7.4 percent from 7.8 percent. Net earnings totaled $88.4 million, or $0.89 per diluted share, up 21 percent from $72.9 million, or $0.75 per diluted share, for the third quarter of 2004. The company said that net earnings and diluted earnings per share in both 2005 and 2004 benefited from lower tax provisions.

Tax Provisions
Due to the large growth opportunities emerging in Europe and Asia, the company said that earnings from certain of its foreign subsidiaries would be indefinitely reinvested outside of the United States, resulting in a change in the application of APB 23, “Accounting for Income Taxes - Special Areas,” effective July 1, 2005, for those entities. Further, the company said it had refined its tax planning strategies for research and foreign export tax benefits. The cumulative effect of these actions reduced the company’s tax provision for the third quarter of 2005, which benefited earnings by approximately $0.16 per diluted share.
In the third quarter 2004, the Internal Revenue Service completed its routine audit of tax years 1998 through 2001. Following the completion of the examination of this four-year period, Brunswick reduced its tax reserves and, consequently, its tax provision, by approximately $10 million, or approximately $0.10 per diluted share, in the third quarter of 2004.
“We have made a concerted effort these past five years to reduce our effective tax rate through good tax planning and by supporting manufacturing investments in low-cost and low-tax-rate areas. These efforts have produced a steady reduction in tax rates over time, and we expect that to continue. In the third quarter, we lowered our estimated full-year effective tax rate for 2005 to 30.6 percent from 32 percent for the first half of 2005, and we estimate that for 2006 it will remain in the 30 percent to 31 percent range,” Buckley noted. For 2004, the company’s full-year effective tax rate was 31.4 percent. The 2005 and 2004 effective tax rates exclude the impact of the tax items noted above.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies (BNT), reported net sales of $643.4 million in the third quarter of 2005, up 12 percent from $575.5 million in the year-ago quarter. Operating earnings in the third quarter decreased 8 percent to $64.9 million versus $70.7 million, while operating margins declined to 10.1 percent from 12.3 percent for the same quarter in 2004.
“BNT and Mercury’s international operations led the sales gain for the segment during the quarter,” Buckley said. “BNT sales were up 82 percent for the period, with Navman once again the source of this growth, nearly doubling its sales from the year-ago quarter. Navman continues to expand its offerings of GPS-based land navigation products, as well as its marine electronics products.”
“Though Hurricanes Katrina and Rita caused disruptions, outboard and sterndrive sales still grew in single digits during the quarter,” Buckley said. “We are also working through the migration of our customers from conventional two-stroke outboard engines to low-emission outboards, which are a growing percentage of our sales mix. Low-emission engines accounted for 95 percent of Mercury’s outboard sales during the third quarter, up from 63 percent a year ago. This transition affects operating margins for the segment as low-emission engines are more technically complex, have higher-cost components and, consequently, lower margins.”
The company said that segment operating margins were also affected by higher research and development spending for new products, cost of new product launches, lower production rates, and start-up spending for Asian manufacturing plants. “As we ramp up production and realize cost reductions at these facilities, we anticipate margin improvement for the segment,” Buckley added.
“Managing pipeline inventories is especially important in a cyclical business. While retail demand remains robust, to ensure that our production is in alignment with wholesale demand, we selectively reduced production rates in some product areas during the quarter,” Buckley said. “Due to the seasonal nature of the marine industry, we would typically see inventories begin to build during the third quarter from levels at the end of June. In this quarter, however, engine pipeline inventories declined by one week to 19 weeks of supply at the end of September, a very healthy level for this time of the year. As we announced last month, we will adjust production rates as needed to ensure that inventories remain healthy.”

Boat Segment
The Brunswick Boat Group comprises the Boat segment. The group has 19 boat brands, including Sea Ray, Bayliner, Hatteras, Meridian, Boston Whaler, Trophy and Triton along with the Land ‘N’ Sea, Attwood and Kellogg Marine parts and accessories distribution and manufacturing businesses.
The Boat segment reported net sales for the third quarter of $682.7 million, up 20 percent compared with $567.3 million in the third quarter of 2004. Boat segment sales for the quarter benefited from the Albemarle, Sea Pro, Triton, Kellogg Marine and HarrisKayot acquisitions, all made since the end of 2004. Excluding the sales of these businesses, organic Boat segment sales increased 7 percent in the quarter. Operating earnings increased to $38.0 million as compared with $36.1 million reported in the third quarter of 2004, and operating margins were 5.6 percent, down from 6.4 percent.
“Sales gains in the Boat segment were again led by several of our leading brands, including Sea Ray, Boston Whaler and Hatteras,” noted Buckley. “All showed double-digit sales increases as did the Boat Group’s parts and accessories business. Operating margins were affected by higher research and development spending, costs associated with new product launches and lower production rates noted earlier at certain of our boat brands to manage pipeline inventories.”
“As we enter the marine off-season when retail activity slows, we are carefully adjusting production rates on selected brands to ensure production remains consistent with current market conditions,” Buckley added. “At quarter end, boat pipeline inventories stood at 22 weeks of supply, down one week from 23 weeks at the end of June. Again, this is the same trend we saw on the engine side of our business. In addition, boat pipelines are down one week from 23 weeks of supply at the end of the third quarter of 2004. Our goal is to position ourselves and our boat customers, just like our engine customers, in the best possible manner as we prepare for the spring selling season,” Buckley explained. “We aim to have healthy pipelines and fresh product for our dealers to address consumer desires.”

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment. Fitness equipment sales were flat for the quarter, excluding sales from the Omni retail stores that were sold in late 2004. Segment sales in the third quarter of 2005 reached $127.4 million, down from $132.2 million in the year-ago quarter, which included Omni retail sales. Fitness segment operating earnings for the quarter totaled $14.2 million, up 69 percent from $8.4 million in the third quarter of 2004, and operating margins advanced 470 basis points to 11.1 percent from 6.4 percent a year ago.
“We are very pleased with the margin improvement at Life Fitness. The significant increase in operating margins was primarily due to a higher sales mix of cardiovascular equipment versus strength equipment, improved manufacturing efficiencies and ongoing effective cost management,” Buckley said. “Further, our expanded manufacturing plant in Hungary is giving us access to lower material and labor costs, as well as reduced shipping costs and improved delivery times to our European customers.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment sales in the third quarter of 2005 totaled $111.9 million, up 5 percent compared with $106.6 million in the year-ago quarter. Operating earnings increased 43 percent in the third quarter to $5.7 million versus $4.0 million, and operating margins improved by 130 basis points to 5.1 percent compared with 3.8 percent in 2004.
“Segment sales were driven by advances in both bowling retail centers and bowling products,” Buckley said. “Bowling products, with its popular bowling balls and turnkey packages for new and modernized bowling centers, had a double-digit gain for the quarter, with sales especially strong in Europe. Likewise, our strategy of pursuing the Brunswick Zone retail concept, as well as still larger, destination-oriented centers that offer families a growing number of entertainment options, contributed to the segment’s good performance. Additionally, effective target marketing efforts concentrated around center locations have been quite effective in driving increased traffic and volume through our centers during peak and off-peak hours.”

Nine-Month Results
For the nine months ended Sept. 30, 2005, the company had net sales of $4,434.3 million, up 14 percent from $3,895.5 million for the first three quarters of 2004. Excluding contributions from acquired businesses, sales were up 9 percent, led by new products and share gains. Operating earnings totaled $376.7 million for the first nine months of 2005, up 19 percent from the $317.3 million for the corresponding period in 2004, and operating margins were 8.5 percent versus 8.1 percent a year ago.
Net earnings for the first nine months of 2005 increased 41 percent to $297.1 million, or $3.00 per diluted share, from $211.0 million, or $2.18 per diluted share, for the same period in 2004. As previously announced, during the first quarter of 2005 the company completed the sale of approximately 1.9 million shares of MarineMax, Inc. stock. Results for the first nine months of 2005 include a pre-tax gain of $38.7 million, equivalent to $0.32 per diluted share, recorded on the stock sale in the first quarter. Net earnings and diluted earnings per share in the first three quarters of 2005 and 2004 also benefited from the tax-related actions described above.

Looking Ahead
“As we approach the end of 2005, we continue to see strong retail demand for marine products, consistent with our assumption that retail would be up in the mid-single digits for the year,” Buckley remarked. “While we will keep a watchful eye on pipeline inventories as we enter the off-season, we remain confident that we are on track for another record earnings year for Brunswick, and we expect continued growth next year. We are maintaining our previously announced estimate of earnings for 2005 in the range of $3.20 to $3.25 per diluted share, excluding the gain on the MarineMax stock and the tax matters mentioned earlier. This would imply earnings in the fourth quarter of $0.68 to $0.73 per diluted share, which compares with $0.59 per diluted share for the year-ago fourth quarter.”

Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman marine and GPS-based products; IDS dealer management systems; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Crestliner, HarrisKayot, Hatteras, Lowe, Lund, Maxum, Meridian, Ornvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea and Kellogg Marine parts and accessories distributors; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Three Months Ended September 30
	2005	2004	% Change
Net sales	$1,434.6	$1,273.2	13%
Cost of sales	1,101.6	956.2	15%
Selling, general and administrative expense	191.3	186.5	3%
Research and development expense	35.8	31.2	15%
Operating earnings	105.9	99.3	7%
Interest expense	(13.5)	(12.1)	-12%
Other income	7.0	4.4	59%
Earnings before income taxes	99.4	91.6	9%
Income tax provision	11.0	18.7

Net earnings	$88.4	$72.9	21%

Earnings per common share:
Basic	$0.90	$0.76	18%
Diluted	0.89	0.75	19%

Weighted average number of shares used for computation of:
Basic earnings per share	98.1	96.2	2%
Diluted earnings per share	99.3	97.7	2%

Effective tax rate (1)	11.1%	20.5%

(1)   The decrease in the effective tax rate for the three months ended September 30, 2005, was primarily due to non-recurring tax benefits arising from a change in assertions on indefinitely reinvested earnings in selected international operations, refined tax planning strategies for research and foreign export tax benefits, and projected higher foreign earnings in lower effective-tax-rate jurisdictions.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Nine Months Ended September 30
	2005	2004	% Change
Net sales	$4,434.3	$3,895.5	14%
Cost of sales	3,346.8	2,913.4	15%
Selling, general and administrative expense	604.7	571.5	6%
Research and development expense	106.1	93.3	14%
Operating earnings	376.7	317.3	19%
Interest expense	(39.6)	(32.6)	21%
Investment sale gain (1)	38.7	-
Other income	23.0	13.0	77%
Earnings before income taxes	398.8	297.7	34%
Income tax provision	101.7	86.7

Net earnings	$297.1	$211.0	41%

Earnings per common share:
Basic	$3.03	$2.22	36%
Diluted	$3.00	$2.18	38%

Weighted average number of shares used for computation of:
Basic earnings per share	97.9	95.1	3%
Diluted earnings per share	99.2	96.8	2%

Effective tax rate (2)	25.5%	29.1%

(1) The Company sold its investment in MarineMax, Inc., pursuant to a registered public offering by MarineMax.
(2)   The decrease in the effective tax rate for the nine months ended September 30, 2005, was primarily due to non-recurring tax benefits arising from a change in assertions on indefinitely reinvested earnings in selected international operations, refined tax planning strategies for research and foreign export tax benefits, and projected higher foreign earnings in lower effective-tax-rate jurisdictions.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended September 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2005	2004	Change	2005	2004	Change	2005	2004

Marine Engine	$ 643.4	$ 575.5	12%	$ 64.9	$ 70.7	-8%	10.1%	12.3%
Boat	682.7	567.3	20%	38.0	36.1	5%	5.6%	6.4%
Marine eliminations	(130.1)	(107.1)		-	-
Total Marine	1,196.0	1,035.7	15%	102.9	106.8	-4%	8.6%	10.3%

Fitness	127.4	132.2	-4%	14.2	8.4	69%	11.1%	6.4%
Bowling & Billiards	111.9	106.6	5%	5.7	4.0	43%	5.1%	3.8%
Eliminations	(0.7)	(1.3)		-	-
Corporate/Other	-	-		(16.9)	(19.9)	15%

Total	$ 1,434.6	$ 1,273.2	13%	$ 105.9	$ 99.3	7%	7.4%	7.8%

	Nine Months Ended September 30
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2005	2004	Change	2005	2004	Change	2005	2004

Marine Engine	$ 2,004.5	$ 1,768.6	13%	$ 223.9	$ 208.9	7%	11.2%	11.8%
Boat	2,102.4	1,709.2	23%	162.3	125.1	30%	7.7%	7.3%
Marine eliminations	(383.0)	(287.2)		-	-
Total Marine	3,723.9	3,190.6	17%	386.2	334.0	16%	10.4%	10.5%

Fitness	375.3	385.1	-3%	25.7	20.5	25%	6.8%	5.3%
Bowling & Billiards	338.3	322.6	5%	22.0	21.7	1%	6.5%	6.7%
Eliminations	(3.2)	(2.8)		-	-
Corporate/Other	-	-		(57.2)	(58.9)	3%

Total	$ 4,434.3	$ 3,895.5	14%	$ 376.7	$ 317.3	19%	8.5%	8.1%

Brunswick Corporation
Comparative Consolidated Condensed Balance Sheets
(in millions)

	September 30,	December 31,	September 30,
	2005	2004	2004
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$535.9	$499.8	$493.1
Accounts and notes receivables, net	488.1	463.2	432.0
Inventories
Finished goods	443.3	389.9	386.5
Work-in-process	314.6	260.5	260.3
Raw materials	168.3	136.4	130.0
Net inventories	926.2	786.8	776.8
Deferred income taxes	293.7	292.7	314.9
Prepaid expenses and other	54.6	56.2	55.9
Current assets	2,298.5	2,098.7	2,072.7

Net property	934.2	876.4	852.4

Other assets
Goodwill and other intangibles	1,026.1	952.8	894.8
Investments and other long-term assets	359.7	418.5	382.1

Total assets	$4,618.5	$4,346.4	$4,202.0

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$5.8	$10.7	$13.5
Accounts payable	447.5	387.9	341.0
Accrued expenses and accrued income taxes	803.0	855.2	838.3
Current liabilities	1,256.3	1,253.8	1,192.8

Long-term debt	726.8	728.4	729.8
Other long-term liabilities	641.6	651.9	604.1
Shareholders' equity	1,993.8	1,712.3	1,675.3

Total liabilities and shareholders' equity	$4,618.5	$4,346.4	$4,202.0

Supplemental Information
Debt-to-capitalization rate	26.9%	30.2%	30.7%

Brunswick Corporation
Comparative Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)
	Nine Months Ended September 30
	2005	2004

Cash flows from operating activities
Net earnings	$297.1	$211.0
Depreciation and amortization	118.4	117.5
Changes in noncash current assets and current liabilities	(135.6)	(122.2)
Income taxes and other, net	(27.2)	43.8
Net cash provided by operating activities	252.7	250.1

Cash flows from investing activities
Capital expenditures	(157.8)	(114.0)
Acquisitions of businesses, net of cash and debt acquired	(130.2)	(213.9)
Investments	2.5	(2.6)
Proceeds from investment sale	57.9	-
Other, net	11.7	4.7
Net cash used for investing activities	(215.9)	(325.8)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and
other short-term debt	4.4	(5.1)
Net proceeds from issuances of long-term debt	-	150.1
Payments of long-term debt including current maturities	(3.8)	(6.0)
Stock repurchases	(15.7)	-
Stock options exercised	14.4	83.9
Net cash provided by financing activities	(0.7)	222.9

Net increase in cash and cash equivalents	36.1	147.2
Cash and cash equivalents at January 1	499.8	345.9

Cash and cash equivalents at September 30	$535.9	$493.1

Free Cash Flow
Net cash provided by operating activities	$252.7	$250.1

Net cash provided by (used for):
Capital expenditures	(157.8)	(114.0)
Proceeds from investment sale (1)	57.9	-
Other, net	11.7	4.7

Total Free Cash Flow	$164.5	$140.8

(1) Pre-tax proceeds from the sale of the Company's investment in MarineMax, Inc., net of selling costs.